                                                                    EXHIBIT 12.1

            CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                     NINE MONTHS ENDED
                                                        SEPTEMBER 30,
                                                        -------------
                                                    2002            2003
                                                    ----            ----
Income from continuing operations .........      $ 498,339       $ 373,530
Income taxes for continuing operations ....        258,994         202,089
Capitalized interest ......................         (3,206)         (2,277)
                                                 ---------       ---------
                                                   754,127         573,342
                                                 ---------       ---------
Fixed charges, as defined:
   Interest ...............................        185,358         272,941
   Capitalized interest ...................          3,206           2,277
   Interest component of rentals charged to
     operating expense ....................          1,644           1,327
                                                 ---------       ---------
   Total fixed charges ....................        190,208         276,545
                                                 ---------       ---------
Earnings, as defined ......................      $ 944,335       $ 849,887
                                                 =========       =========
Ratio of earnings to fixed charges ........           4.96            3.07
                                                 =========       =========

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